William D. Chapman Director, Investor Relations 847-535-0881 William.Chapman@grainger.com	Robb M. Kristopher Manager, External Communications 847-535-0879 Robb.Kristopher@grainger.com

GRAINGER REPORTS RECORD EPS FOR 2004 FOURTH QUARTER AND YEAR
Company Achieves Sales of $5 Billion

CHICAGO, January 27, 2005 – Grainger (NYSE: GWW) today reported record sales, earnings and earnings per share for the year ended December 31, 2004. Sales of $5 billion for 2004 were up 8 percent versus 2003. Net earnings for the year were $287 million, up 26 percent as compared to $227 million in 2003. Earnings per share were $3.13 for the year, up 27 percent versus $2.46 in 2003.

Sales in the 2004 fourth quarter were $1.3 billion, up 10 percent versus the prior year fourth quarter. The 2004 quarter had one less sales day than the 2003 quarter. Sales on a daily basis were up 11 percent. Net earnings of $90 million were up 46 percent versus $62 million in the 2003 fourth quarter. Earnings per share were $0.98 versus $0.67 in the same period 2003. Included in the $0.98 was $0.11 per share related to the realization of certain tax benefits.

“It was an outstanding year,” said Grainger’s Chairman and Chief Executive Officer Richard L. Keyser. “Grainger reported record results and achieved aggressive goals: We completed the three-year upgrade of our logistics network, improved product availability, expanded our sales force, installed new communication technology in our U.S. branches and launched our market expansion efforts. All these position us for further profitable growth.”

W.W. Grainger, Inc. - 2004 fourth quarter / twelve months results

Branch-based Distribution
Sales in the Branch-based Distribution segment increased by 11 percent in the 2004 fourth quarter, or 12 percent on a daily basis. Daily sales in the United States were up 13 percent, with growth in all customer end markets, especially in the manufacturing and commercial sectors. Sales processed through grainger.com increased 27 percent to $157 million from $124 million in the fourth quarter 2003. For the full year, sales through grainger.com were $611 million, up 28 percent versus $479 million in 2003.

Daily sales in the Phase 1 markets under the market expansion program were up 12 percent for the 2004 fourth quarter and the full year. Daily sales in Phase 2 markets were up 15 percent for the quarter. Phase 1, which includes Atlanta, Denver and Seattle, is 90 percent complete. Phase 2, covering four markets in Southern California, is 50 percent complete. Initiated mid-year 2004, Phase 3, Houston, St. Louis and Tampa, is less than 50 percent complete. During 2004, Grainger opened six full-size branches and 10 Grainger Express® locations for will-call pick up, relocated six branches, expanded 13 existing branches and closed three in these 10 markets.

A new branch in Queretaro, a larger, relocated branch in Mexico City, improved telesales efforts and a strengthening Mexican economy resulted in an 18 percent increase in daily sales for the fourth quarter for Mexico. Daily sales in Canada were up 15 percent, aided by a strong Canadian dollar. In local currency, this business had daily sales growth of 7 percent for the quarter. During the year, the company opened two full-size and closed 10 small branches in Canada.

Operating earnings for the Branch-based Distribution segment were up 23 percent for the quarter, due in part to the increased sales and a 3.3 percentage point improvement in gross profit margins. The increase in gross profit margins was primarily due to product cost reduction programs and increased global sourcing of products. Operating expenses increased 19 percent during the quarter, which

W.W. Grainger, Inc. - 2004 fourth quarter / twelve months results included spending on two key initiatives – the market expansion program and the SAP implementation. Other areas where operating expenses grew faster than sales included variable compensation and benefits associated with improved performance.

Lab Safety Supply (LSS)
Daily sales for Lab Safety Supply (LSS) increased 6 percent for the quarter. This performance was driven by the strong economy, partially offset by lower sales due to the discontinued customer loyalty program, Harvest Partners. Operating expenses increased by 8 percent due in part to the upgrade of the data processing system, higher catalog media costs and higher variable compensation expense related to the strong performance for the year. Operating earnings for the quarter were down 2 percent.

Integrated Supply
Daily sales for Integrated Supply were down 5 percent for the quarter due to the continued effect of disengagements of two large customers late in 2003, as well as lower sales to two large, existing customers. The segment had an operating loss of $1 million in the quarter as compared to earnings of $0.5 million in the same period in 2003. As announced late last year, in 2005 Grainger will no longer offer on-site integrated purchasing and tool crib management services. Grainger’s Industrial Supply division intends to offer customers an expanded menu of on-site services. The company plans to fulfill but not renew existing Integrated Supply contracts.

Beginning January 1, 2005, Integrated Supply will no longer be reported as a separate segment. The business will be merged into Grainger’s Industrial Supply division within the Branch-based segment.

W.W. Grainger, Inc. - 2004 fourth quarter / twelve months results

Tax Rate
The estimated effective tax rate of 38 percent for 2004 included the effects of a lower tax rate in Canada, the realization of tax benefits related to operations in Mexico and to capital losses; these reduced the rate 2.0 percentage points. The effective income tax rate was 29.5 percent for the 2004 fourth quarter. The remaining reduction in the 2004 rate, which increased earnings per share by $0.11, was primarily the result of realized capital loss carrybacks related to investments in securities and the resolution of federal and state tax contingencies. For 2005, the company projects a 1.0 percentage point reduction in its effective tax rate to 37 percent.

Cash Flow
Operating cash flow was $405 million for the year. Capital expenditures were $161 million for the year compared to $80 million in 2003, as investments in the market expansion program, the SAP implementation, the telephony upgrade and Canadian branch and systems projects accelerated in the fourth quarter.

In 2004, the company repurchased 2.0 million shares of stock. Approximately 7.1 million shares remain under the current share repurchase authorization.

Keyser concluded, “In 2005, we plan to expand into additional markets with improved presence, better product availability and increased sales coverage. By providing outstanding service to our customers, we expect to continue to gain share in this large, fragmented market. We reiterate our projected earnings per share of $3.20 to $3.45 for 2005.”

W.W. Grainger, Inc. - 2004 fourth quarter / twelve months results

W.W. Grainger, Inc. (NYSE: GWW), with 2004 sales of $5 billion, is the leading broad line supplier of facilities maintenance products serving businesses and institutions throughout North America. Through its network of nearly 600 branches, 17 distribution centers and multiple Web sites, Grainger helps customers save time and money by providing them with the right products to keep their facilities running.

Forward-Looking Statements
This document contains forward-looking statements under the federal securities laws. The forward-looking statements relate to the company’s expected future financial results and business plans, strategies and objectives and are not historical facts. They are generally identified by qualifiers such as “position us,” “percent complete,” “intends,” “plans,” “will be merged,” “projects,” “plan to expand,” “expect to continue,” “reiterate our projected earnings per share,” or similar expressions. There are risks and uncertainties the outcome of which could cause the company’s results to differ materially from what is projected. The forward-looking statements should be read in conjunction with the company’s most recent annual report, as well as the company’s Form 10-K and other reports filed with the Securities & Exchange Commission, containing a discussion of the company’s business and of various factors that may affect it.

W.W. Grainger, Inc. - 2004 fourth quarter / twelve months results

CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)
(In thousands of dollars except for per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2004	2003*	2004	2003*
Net sales	$1,264,955	$1,154,415	$5,049,785	$4,667,014
Cost of merchandise sold	744,878	716,020	3,143,133	2,975,513

Gross profit	520,077	438,395	1,906,652	1,691,501
Warehousing, marketing and
administrative expenses	395,630	330,206	1,467,348	1,304,804
Restructuring charges	0	(564)	(226)	(564)

Operating earnings	124,447	108,753	439,530	387,261
Other income and (expense)
Interest income	2,086	1,097	6,376	3,347
Interest expense	(521)	(1,483)	(4,388)	(6,015)
Equity in income (loss) of unconsolidated
entities-net	693	(408)	996	(2,288)
Write-down of investments in
unconsolidated entities	0	(1,921)	0	(1,921)
Gain on sale of unconsolidated entity	0	0	750	0
Unclassified-net	1,092	(1,589)	1,875	706

Net other income and (expense)	3,350	(4,304)	5,609	(6,171)

Earnings before income taxes	127,797	104,449	445,139	381,090
Income taxes	37,741	42,711	158,216	154,119

Net earnings	$90,056	$61,738	$286,923	$226,971

Net earnings per share
- Basic	$1.00	$0.68	$3.18	$2.50
- Diluted	$0.98	$0.67	$3.13	$2.46

Average number of shares outstanding
-Basic	90,076,398	90,573,905	90,206,773	90,731,013
-Diluted	92,005,282	92,097,619	91,673,375	92,394,085

*Under Emerging Issues Task Force (EITF) Issue 02-16, “Accounting by a Customer (Including a Reseller) for Certain Consideration Received from a Vendor”, the company has classified vendor funded advertising allowances as cost of merchandise sold for 2004. For the fourth quarter of 2003, vendor funded advertising allowances of $12.4 million have been reclassified to cost of merchandise sold from operating (advertising) expenses for comparability. Full-year, vendor funded advertising allowances of $53.4 million have been reclassified. 2003 operating earnings were not affected.

Supplemental financial information concerning the year ended December 31, 2004 is available upon request. Requests may be submitted electronically via the Investor Relations section of www.grainger.com or by contacting Renee Young, Manager, Financial Communications at 847/535-1544 or Renee.Young@grainger.com.

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